Exhibit 4.49

Annex 4

To the Cash Pooling Agreement

Act of accession — Addendum #1

Polca, 5 Place du Champ de Mars, Brussels, Belgium,

To the attention of the Director,

Re: Accession to the Polca Cash Pooling Agreement (the “Agreement”) of Cnova N.V. (the “participating Company”)

This addendum amends and supersedes Article 4 of the Act of accession to the Agreement signed by the Participating Company on August 1, 2014.

Article 4 should be read as follows:

4.                                      Cnova N.V. confirms having provided Polca with its latest financial accounts, including financial information on its equity and its financial debts, in accordance with Article 6.2 of the Agreement, on the basis of which the Maximum Amount of Advances is set to 250 million (two hundred and fifty million) euros.

We confirm having the authority and capacity to sign the Addendum of the Act of accession to the Agreement.

For the good shape, please return to us one of the two originals of these preceded by the words “read and approved” and your handwritten signature.

Kind regards,